Exhibit 99.1
Altra Holdings, Inc. Announces Exercise Of
Over-Allotment Option
BRAINTREE, Mass., March 8, 2011 (GLOBE NEWSWIRE) — Altra Holdings, Inc. (Nasdaq:AIMC) today announced that, in connection with its previously completed offering of $75 million aggregate principal amount of 2.75% Convertible Senior Notes due 2031 (the “Notes”), the initial purchasers have fully exercised the over-allotment option and have purchased an additional $10 million aggregate principal amount of the Notes. The notes were sold in a private offering to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the exercise of the over-allotment option, after deducting the initial purchasers’ discount and the estimated offering expenses payable by Altra Holdings, were approximately $9.7 million. Altra Holdings’ net proceeds from the $85 million aggregate principal amount of the Notes (including the exercise of the over-allotment option) were approximately $82 million, after deducting the initial purchasers’ discounts and estimated offering expenses.
Altra Holdings plans to use the net proceeds of the offering (including the exercise of the over-allotment option) to fund, in part, the purchase price related to its previously announced acquisition of substantially all assets and liabilities of Danfoss Bauer GmbH if and when the acquisition closes. Altra Holdings intends to use the remaining net proceeds for general corporate purposes, including potential acquisitions, and to pay fees and expenses related to the offering.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
The Altra Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4038

This press release contains forward-looking statements, including statements regarding our intended use of proceeds. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that our offering will not be completed, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
christian.storch@altramotion.com